UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2012

Platinum Energy Solutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-176566	27-3401355
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employee Identification Number)

2100 West Loop South, Suite 1601

Houston, Texas 77027

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 713-622-7731

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 15, 2012, Platinum Energy Solutions, Inc. (the “Company”) agreed to issue and sell $13,500,000 in common stock of the Company to certain investors and current stockholders of the Company, including Clearlake Capital Group (“CCG”) and Mr. Charles L. Moncla, Jr., the Company’s Chairman of the Board and Chief Executive Officer. CCG and Mr. Moncla also agreed to purchase any remaining shares of offered stock not purchased by the other offerees in proportion to their existing ownership of common stock of the Company. The common stock will be immediately exchangeable into convertible preferred stock of the Company upon approval of the issuance and terms of such convertible preferred stock by the stockholders of the Company at a duly called meeting. As consideration for CCG’s and Mr. Moncla’s agreement to purchase any unpurchased common stock in this offering, the Company agreed to issue at closing 518,984 warrants to CCG and Mr. Moncla, with each of them receiving a pro rata portion of the warrants in proportion to their existing ownership of common stock of the Company. Each warrant will be convertible into one share of common stock, have an exercise price of $3.00 per share and a 10 year term. In addition, any investor committing to purchase common stock of the Company in connection with the offering by 12:00 p.m. New York City time on March 20, 2012, will receive at closing a pro rata portion of 518,984 warrants in proportion to the investment amount committed by such investor to the total commitments of all investors. Each such warrant will be convertible into one share of common stock of the Company, have an exercise price of $3.00 per share and a 10 year term.

Specific terms of the transaction described above, including the numbers of shares of common and preferred stock to be issued, the terms of the preferred stock and the terms of the conversions, will be agreed to by the parties in definitive documents.

Item 3.02	Unregistered Sales of Equity Securities.

On March 15, 2012, the Company agreed to issue common stock, preferred stock and warrants on the terms described in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATINUM ENERGY SOLUTIONS, INC.

Date: March 15, 2012	By:	/s/ Justin Brown
Name: Justin Brown
Title: Principal Accounting Officer

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